                                                                  EXHIBIT 3.3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         CATALINA MARKETING CORPORATION


                 Catalina Marketing Corporation, a Delaware corporation (the "Corporation"), pursuant to Section 242 of the General Corporation Law of Delaware, certifies that:

                 FIRST: The Corporation's Board of Directors and stockholders have adopted resolutions authorizing the following amendment to the Corporation's Certificate of Incorporation as follows:

                 1. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article Fourth in its entirety and restating said
Article in its entirety as follows:

    "A. The Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 50,000,000, par value $.01 per share, and the number of shares of Preferred Stock authorized to be issued is 5,000,000, par value $.01 per share.

     B. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, by adopting appropriate resolutions and causing one or more certificates of designation to be executed, acknowledged, filed, recorded and to become effective in accordance with the GCL, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not above the total number of authorized shares of Preferred Stock and not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as may otherwise be required by law or this Certificate of Incorporation, the terms of any series of Preferred Stock may be amended without the consent of the holders of any other series of Preferred Stock or of Common Stock."

        SECOND: The foregoing amendment to the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of Delaware.

        IN WITNESS WHEREOF, Catalina Marketing Corporation, has caused this Certificate to be signed and attested by its duly authorized officer this 23rd day of July, 1996.



                                        CATALINA MARKETING CORPORATION



                                        By
                                           ----------------------------------
                                           Name:
                                           Title: